Exhibit 99.1

August 30, 2017

LendingTree, Inc. Announces Changes to its Executive Team

J.D. Moriarty named as CFO, Gabe Dalporto elected to Board of Directors

CHARLOTTE, N.C., Aug. 30, 2017 -- LendingTree, Inc. (NASDAQ: TREE), operator of LendingTree.com, the nation's leading online loan marketplace, has announced two key promotions within its leadership team. J.D. Moriarty, who joined LendingTree earlier this year as SVP of Corporate Development, has been promoted to Chief Financial Officer, and Gabe Dalporto, who previously served as the company's Chief Financial Officer since 2015 and as LendingTree's Chief Marketing Officer from March 2011 to June 2015, has been elected to the company's board of directors.

"Gabe is uniquely qualified to serve on our board, given his almost seven-year run within the company and deep understanding of all aspects LendingTree's business, while J.D.'s financial background and experience in the financial services sector further bolsters our executive leadership team," said Doug Lebda, Founder and CEO of LendingTree. "Since joining LendingTree, Gabe has helped to grow and diversify our company. During his tenure, revenue has increased tenfold and our market cap has grown from less than $100 million to well over $2 billion. And as our newly-appointed CFO, J.D. will undoubtedly play a key role on our executive team as we advance our strategic plan and continue to create value for our shareholders. We look forward to the continued contributions of both executives."

"I am truly honored that Doug and the board have asked me to serve alongside them as a Director," said Gabe Dalporto. "The last six and a half years have been by far the most exciting and rewarding years of my career. I'm proud to have played a role in the company's transformation and look forward to helping contribute to LendingTree's ongoing success."

"I joined LendingTree because I saw a huge opportunity for the company to expand on our market leading position, and I today I am honored and excited to take on additional responsibilities," said J.D. Moriarty. "It has been great to work with Gabe, and I look forward to continuing to partner with him as a key member of our board of directors."

Dalporto will remain with the company through February of 2018 to facilitate a seamless transition to Moriarty. Carla Shumate, who has served as Chief Accounting Officer of LendingTree since January 2013, will continue to oversee all accounting functions.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders, including dependence on certain key network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree's existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under "Risk Factors" in our Form 10-Q for the period ended on June 30, 2017, our Annual Report on

Form 10-K for the period ended December 31, 2016 and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About LendingTree, Inc.

LendingTree, Inc. (NASDAQ: TREE) operates the nation's leading online loan marketplace and provides consumers with an array of online tools and information to help them find the best loans for their needs. LendingTree's online marketplace connects consumers with multiple lenders that compete for their business, empowering consumers as they comparison-shop across a full suite of loans and credit-based offerings. Since its inception, LendingTree has facilitated more than 65 million loan requests. LendingTree provides access to its network of over 450 lenders offering home loans, home equity loans/lines of credit, reverse mortgages, personal loans, auto loans, small business loans, credit cards, student loans, and more.

LendingTree, Inc. is headquartered in Charlotte, NC and maintains operations solely in the United States. For more information, please visit www.lendingtree.com.